Exhibit 8.1

Subsidiaries of the Registrant

Wholly-Owned Subsidiaries:

GameNow.net (Hong Kong) Ltd., a Hong Kong company

The9 Computer Technology Consulting (Shanghai) Co., Ltd., a PRC company

China The9 Interactive Limited, a Hong Kong company

China The9 Interactive (Shanghai) Co., Ltd., a PRC company

Consolidated Affiliated Entities:

Shanghai The9 Information Technology Co., Ltd. (formerly known as Shanghai Jiucheng Information Technology Co., Ltd.), a PRC company

Shanghai Jiucheng Advertisement Co., Ltd., a PRC company